Exhibit 99.1

3756 Central Avenue Riverside, CA 92506 (951) 686-6060	NEWS RELEASE

PROVIDENT FINANCIAL HOLDINGS REPORTS
SECOND QUARTER OF FISCAL 2019 RESULTS

Pre-Tax Earnings Increase by 13% in Comparison to the Prior Sequential Quarter

Net Interest Margin Expands 46 Basis Points to 3.54% in the December 2018 Quarter
in Comparison to the December 2017 Quarter and by 24 Basis Points in Comparison to the Prior Sequential Quarter

Classified Assets Decrease 19% to $12.8 Million at December 31, 2018 in Comparison to $15.8 Million at June 30, 2018

Riverside, Calif. – January 28, 2019 – Provident Financial Holdings, Inc. ("Company"), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B. ("Bank"), today announced second quarter earnings results for the fiscal year ending June 30, 2019.

            For the quarter ended December 31, 2018, the Company reported net income of $1.96 million, or $0.26 per diluted share (on 7.60 million average diluted shares outstanding), a significant improvement from the net loss of $777,000, or $(0.10) per diluted share (on 7.57 million average diluted shares outstanding), in the comparable period a year ago. Compared to the same quarter last year, the increase in earnings was primarily attributable to (a) the one-time, non-cash, net tax charge of $1.84 million, or $(0.24) per diluted share, from the net deferred tax assets revaluation required by the Tax Cuts and Jobs Act enacted in December 2017 which lowered the federal corporate income tax rate (not replicated this quarter), (b) the $650,000 litigation reserve which, net of tax benefit, reduced net results by approximately $(0.06) per diluted share in the second quarter of fiscal 2018 (not replicated this quarter), (c) a $1.08 million increase in net interest income, a $1.42 million decrease in salaries and employee benefits expense and the application of the lower statutory income tax rate (blended federal and state) of 29.56% this quarter as compared to the blended tax rate of 35.86% the same quarter last year; partly offset by a $2.06 million decrease in the gain on sale of loans.

"Pre-tax earnings continue to improve on the strength of our community banking business and our outlook for the business remains favorable.  Our net interest margin continues to expand, credit quality in our loan portfolios is strong, and we are well-capitalized to support our growth goals and capital initiatives," said Craig G. Blunden, Chairman and Chief Executive Officer of the Company.  "However, ongoing deterioration in mortgage banking fundamentals, attributable to a decrease in volume primarily as a result of higher mortgage interest rates and lower refinance activity, and more recently, lower home purchase volume, has resulted in unprofitable mortgage banking operations.  Consequently, we are evaluating the changes we need to make to our mortgage banking business model," Mr. Blunden concluded.

Return (loss) on average assets for the second quarter of fiscal 2019 increased to 0.69 percent from (0.27) percent for the same period of fiscal 2018; and return (loss) on average stockholders' equity for the second quarter of fiscal 2019 increased to 6.42 percent from (2.50) percent for the comparable period of fiscal 2018.

On a sequential quarter basis, the $1.96 million net income for the second quarter of fiscal 2019 reflects a $135,000, or seven percent improvement from the net income of $1.82 million in the first quarter of fiscal 2019. The increase in earnings for the second quarter of fiscal 2019 compared to the first quarter of fiscal 2019 was primarily attributable to a $474,000 increase in net interest income and a $1.04 million decrease in salaries and employee benefits expenses, partly offset by an $869,000 decrease in the gain on sale of loans and a $194,000 increase in income tax expense resulting from higher net income before taxes. Diluted earnings per share for the second quarter of fiscal 2019 were $0.26 per share, up eight percent from the $0.24 per share during the first quarter of fiscal 2019.  Return on average assets increased to 0.69 percent for the second quarter of fiscal 2019 from 0.63 percent in the first quarter of fiscal 2019; and return on average stockholders' equity for the second quarter of fiscal 2019 was 6.42 percent, compared to 6.03 percent for the first quarter of fiscal 2019.

For the six months ended December 31, 2018 net income increased $4.78 million, or 478 percent, to $3.78 million from a net loss of $1.00 million in the comparable period ended December 31, 2017; and diluted earnings (loss) per share for the six months ended December 31, 2018 increased 485 percent to $0.50 per share (on 7.58 million average diluted shares outstanding) from $(0.13) per share (on 7.63 million average diluted shares outstanding) for the comparable six month period last year. Compared to the same period last year, the increase in earnings was primarily attributable to (a) the one-time, non-cash, net tax charge of $1.84 million, or $(0.24) per diluted share, from the net deferred tax assets revaluation required by the Tax Cuts and Jobs Act consistent with the lower corporate federal income tax rate applied in the second quarter of fiscal 2018 (not replicated this quarter), (b) the $3.4 million litigation reserve which, net of tax benefit, reduced net results by approximately $(0.29) per diluted share in the first six months of fiscal 2018 (not replicated this current period), (c) a $1.32 million increase in net interest income, a $2.44 million decrease in salaries and employee benefits expense and the application of the lower statutory blended income tax rate of 29.56% this current period as compared to the blended tax rate of 35.86% the same period last year; partly offset by a $3.77 million decrease in the gain on sale of loans.

Net interest income increased $1.08 million, or 12 percent, to $9.83 million in the second quarter of fiscal 2019 from $8.75 million for the same quarter of fiscal 2018, attributable to an increase in the net interest margin, partly offset by a lower average interest-earning assets balance.  The net interest margin during the second quarter of fiscal 2019 increased 46 basis points to 3.54 percent from 3.08 percent in the same quarter last year, primarily due to an increase in the average yield of interest-earning assets, partly offset by a small increase in the average cost of interest-bearing liabilities.  The net interest margin in the second quarter of fiscal 2019 was augmented by $159,000 of previously unrecognized loan interest income resulting from the payoff of two non-performing loans and the $133,000 special cash dividend received on FHLB San Francisco stock, which increased the net interest margin by approximately 10 basis points for the quarter. The average yield on interest-earning assets increased by 48 basis points to 4.12 percent in the second quarter of fiscal 2019 from 3.64 percent in the same quarter last year and the average cost of interest-bearing liabilities increased by two basis points to 0.64 percent in the second quarter of fiscal 2019 from 0.62 percent in the same quarter last year. The average balance of interest-earning assets decreased by $27.7 million, or two percent, to $1.11 billion in the second quarter of fiscal 2019 from $1.14 billion in the same quarter last year. The average balance of interest-bearing liabilities decreased by

$27.0 million, or three percent, to $1.00 billion in the second quarter of fiscal 2019 from $1.03 billion in the same quarter last year.

The average balance of loans receivable, including loans held for sale, decreased by $49.7 million, or five percent, to $941.2 million in the second quarter of fiscal 2019 from $990.9 million in the same quarter of fiscal 2018, primarily due to decreases in both the average balance of loans held for sale (attributable to a decrease in mortgage banking activity, primarily as a result of higher mortgage interest rates and lower refinance volume, and more recently, home purchase volume) and loans held for investment. The average yield on loans receivable increased by 46 basis points to 4.39 percent in the second quarter of fiscal 2019 from an average yield of 3.93 percent in the same quarter of fiscal 2018 reflecting the rise in interest rates over the last year. The average yield on loans receivable in the second quarter of fiscal 2019 includes $159,000 of previously unrecognized interest income resulting from the payoff of two non-performing loans, which increased the yield by approximately seven basis points for the quarter. Also, the increase in the average loan yield was attributable to increases in both the average yield of loans held for investment and loans held for sale. The average balance of loans held for sale in the second quarter of fiscal 2019 was $63.0 million with an average yield of 4.86 percent, down from $100.7 million with an average yield of 3.91 percent in the same quarter of fiscal 2018. The average balance of loans held for investment in the second quarter of fiscal 2019 was $878.2 million with an average yield of 4.36 percent, down from $890.2 million with an average yield of 3.93 percent in the same quarter of fiscal 2018. Loan principal payments received in the second quarter of fiscal 2019 were $41.2 million, compared to $57.4 million in the same quarter of fiscal 2018.

The average balance of investment securities increased by $4.9 million, or six percent, to $93.5 million in the second quarter of fiscal 2019 from $88.6 million in the same quarter of fiscal 2018. The increase was primarily attributable to mortgage-backed securities purchases, partly offset by principal payments received on mortgage-backed securities.  The average yield on investment securities increased 46 basis points to 1.90 percent in the second quarter of fiscal 2019 from 1.44 percent for the same quarter of fiscal 2018. The increase in the average yield was primarily attributable to mortgage-backed securities purchases which had higher average yields than the existing portfolio and the repricing of variable rate investment securities to higher market interest rates.

In the second quarter of fiscal 2019, the Federal Home Loan Bank ("FHLB") – San Francisco distributed $278,000 of quarterly cash dividends to the Bank, 94 percent higher than the $143,000 received in the same quarter last year, primarily attributable to a special cash dividend of $133,000 received in December 2018.

The average balance of the Company's interest-earning deposits, primarily cash with the Federal Reserve Bank of San Francisco, increased $17.1 million, or 34 percent, to $67.8 million in the second quarter of fiscal 2019 from $50.7 million in the same quarter of fiscal 2018. The increase in interest-earning deposits was primarily due to the decrease in the loans receivable balance, partly offset by purchases of investment securities. The average yield earned on interest-earning deposits in the second quarter of fiscal 2019 was 2.23 percent, up 93 basis points from 1.30 percent in the same quarter of fiscal 2018 as a result of the impact of the increases in the targeted federal funds rate over the last year.

Average deposits decreased $26.6 million, or three percent, to $889.6 million in the second quarter of fiscal 2019 from $916.2 million in the same quarter of fiscal 2018.  The average cost of deposits remained relatively stable, increasing by two basis points to 0.40 percent in the second quarter of fiscal 2019 from 0.38 percent in the same quarter last year. Transaction account balances or "core deposits" decreased $20.8 million, or three percent, to $649.2 million at December 31, 2018 from $670.0 million at June 30, 2018, while time deposits decreased $13.9 million, or six percent, to $223.7 million at December 31, 2018 from $237.6 million at June 30, 2018, consistent with the Bank's strategy to decrease the percentage of time deposits in its deposit base.

The average balance of borrowings, which consisted of FHLB – San Francisco advances, decreased slightly to $111.1 million and the average cost of FHLB advances decreased four basis points to 2.55 percent in the second quarter of fiscal 2019, compared to an average balance of $111.5 million with an average cost of 2.59 percent in the same quarter of fiscal 2018. The decrease in the average cost of advances was primarily due to the maturity of a long-term advance which was renewed at a lower interest rate in the third quarter of fiscal 2018.

During the second quarter of fiscal 2019, the Company recorded a recovery from the allowance for loan losses of $217,000, as compared to a recovery of $11,000 recorded during the same period of fiscal 2018 and a recovery of $237,000 recorded in the first quarter of fiscal 2019 (sequential quarter). The recovery from the allowance for loan losses in the second quarter of fiscal 2019 was primarily attributable to recoveries related to the payoff of two non-performing loans totaling $97,000.

Non-performing assets, with underlying collateral located in California, decreased $901,000, or 13 percent, to $6.1 million, or 0.54 percent of total assets, at December 31, 2018, compared to $7.0 million, or 0.59 percent of total assets, at June 30, 2018. Non-performing loans remained relatively unchanged at $6.1 million at both December 31, 2018 and June 30, 2018. The non-performing loans at December 31, 2018 are comprised of 20 single-family loans ($5.3 million), one construction loan ($745,000) and one commercial business loan ($47,000).  At December 31, 2018, there was no outstanding real estate owned as compared to $906,000 at June 30, 2018.

Net loan recoveries for the quarter ended December 31, 2018 were $123,000 or 0.05 percent (annualized) of average loans receivable, compared to net loan recoveries of $23,000 or 0.01 percent (annualized) of average loans receivable for the quarter ended December 31, 2017 and net loan recoveries of $7,000 or zero percent (annualized) of average loans receivable for the quarter ended September 30, 2018 (sequential quarter).

Classified assets at December 31, 2018 were $12.8 million, comprised of $5.3 million of loans in the special mention category, $7.5 million of loans in the substandard category and no real estate owned; while classified assets at June 30, 2018 were $15.8 million, comprised of $7.5 million of loans in the special mention category, $7.4 million of loans in the substandard category and $906,000 in real estate owned.

For the quarter ended December 31, 2018, no new loans were restructured from their original terms and classified as restructured loans, while one restructured loan was paid off and one restructured loan was renewed. The outstanding balance of restructured loans at December 31, 2018 was $4.2 million (nine loans), down 19 percent from $5.2 million (11 loans) at June 30, 2018, and down 13 percent from $4.8 million (10 loans) at

September 30, 2018 (sequential quarter).  As of December 31, 2018, one restructured loan was classified as substandard accrual ($1.4 million) and eight loans were classified as substandard non-accrual ($2.8 million).

The allowance for loan losses was $7.1 million at December 31, 2018, or 0.80 percent of gross loans held for investment, compared to $7.4 million at June 30, 2018, or 0.81 percent of gross loans held for investment.  Management believes that, based on currently available information, the allowance for loan losses is sufficient to absorb potential losses inherent in loans held for investment at December 31, 2018.

Non-interest income decreased by $2.14 million, or 37 percent, to $3.60 million in the second quarter of fiscal 2019 from $5.74 million in the same period of fiscal 2018, primarily as a result of a decrease in the gain on sale of loans during the current quarter as compared to the comparable period last year.  On a sequential quarter basis, non-interest income decreased $954,000, or 21 percent, primarily as a result of a decline in the gain on sale of loans.

The gain on sale of loans decreased $2.06 million, or 48 percent, to $2.26 million for the quarter ended December 31, 2018 from $4.32 million in the comparable quarter last year (reflecting the impact of a lower loan sale volume, partly offset by a higher average loan sale margin) and decreased $869,000 or 28 percent from the quarter ended September 30, 2018 (sequential quarter). Total loan sale volume, which includes the net change in commitments to extend credit on loans to be held for sale, was $131.3 million in the quarter ended December 31, 2018, down $156.5 million or 54 percent, from $287.8 million in the comparable quarter last year and decreased $50.5 million or 28 percent from $181.8 million in the quarter ended September 30, 2018 (sequential quarter). The average loan sale margin from mortgage banking was 172 basis points for the quarter ended December 31, 2018, an increase of 23 basis points from 149 basis points in the same quarter last year, and two basis points higher than the 170 basis points in the first quarter of fiscal 2019 (sequential quarter).  The increase in the average loan sale margin was the result of a higher percentage of retail loan production (which generally has higher loan sale margins) versus wholesale loan production and maintaining pricing discipline throughout the quarter. The gain on sale of loans includes an unfavorable fair-value adjustment on loans held for sale and derivative financial instruments (commitments to extend credit, commitments to sell loans, commitments to sell mortgage-backed securities, and option contracts) that amounted to a net loss of $674,000 in the second quarter of fiscal 2019, compared to an unfavorable fair-value adjustment that amounted to a net loss of $1.30 million in the same period last year and an unfavorable fair-value adjustment that amounted to a net loss of $489,000 in the first quarter of fiscal 2019 (sequential quarter).

In the second quarter of fiscal 2019, $146.4 million of loans were originated for sale, 56 percent lower than the $331.9 million for the same period last year, and 25 percent lower than the $196.3 million during the first quarter of fiscal 2019 (sequential quarter). The loan origination volume has decreased from the previous year as a result of higher mortgage interest rates which has reduced mortgage banking volume.  Total loans sold during the quarter ended December 31, 2018 were $167.5 million, 54 percent lower than the $361.4 million sold during the same quarter last year, and 21 percent lower than the $211.8 million sold during the first quarter of fiscal 2019 (sequential quarter).  Total loan originations (including loans originated and purchased for investment and loans originated for sale) were $185.7 million in the second quarter of fiscal 2019, a decrease of 49 percent from $366.8 million in the same quarter of fiscal 2018, and 20 percent lower than the $233.0 million in the first quarter of fiscal 2019 (sequential quarter).

Non-interest expenses decreased $2.33 million, or 18 percent, to $10.88 million in the second quarter of fiscal 2019 from $13.21 million in the same quarter last year.  The decrease was primarily due to a $1.42 million decrease in salaries and employee benefits expense and an $846,000 decrease in other non-interest expense (primarily due to the $650,000 litigation settlement expense recorded in the second quarter of fiscal 2018 and not replicated this quarter). The decrease in salaries and employee benefits expense was primarily related to lower variable compensation resulting from lower mortgage banking loan originations and staff reductions in mortgage banking operations. On a sequential quarter basis, non-interest expenses decreased $829,000 or seven percent from $11.70 million, primarily as a result of a $1.04 million decrease in salaries and employment benefits expense (attributable primarily to the vesting of certain stock options and restricted stock awards in the first quarter of fiscal 2019, not replicated this quarter and the lower variable compensation resulting from lower mortgage banking loan originations and staff reductions in mortgage banking operations), partly offset by a $152,000 increase in other non-interest expenses.

The Company's efficiency ratio in the second quarter of fiscal 2019 was 81 percent, an improvement from 91 percent in the same quarter last year and 84 percent in the first quarter of fiscal 2019 (sequential quarter).

The Company's income tax provision was $810,000 for the second quarter of fiscal 2019, down $1.26 million, or 61 percent, from $2.07 million in the same quarter last year. The decrease was primarily attributable to the one-time, non-cash, net tax charge of $1.84 million from the net deferred tax assets revaluation required by the Tax Cuts and Jobs Act consistent with the lower federal corporate income tax rate which was first applied in the second quarter of fiscal 2018.  The Company believes that the tax provision recorded in the second quarter of fiscal 2019 reflects its current income tax obligations.

The Company did not repurchase any shares of its common stock under the existing stock repurchase plan during the quarter ended December 31, 2018. As of December 31, 2018, a total of 373,000 shares under the April 2018 stock repurchase plan remain available for future purchase.

The Bank currently operates 14 retail/business banking offices in Riverside County and San Bernardino County (Inland Empire).  Provident Bank Mortgage operates two wholesale loan production offices and nine retail loan production offices located throughout California.

The Company will host a conference call for institutional investors and bank analysts on Tuesday, January 29, 2019 at 9:00 a.m. (Pacific) to discuss its financial results.  The conference call can be accessed by dialing 1-800-230-1092 and requesting the Provident Financial Holdings Earnings Release Conference Call.  An audio replay of the conference call will be available through Tuesday, February 5, 2019 by dialing 1-800-475-6701 and referencing access code number 463054.

For more financial information about the Company please visit the website at www.myprovident.com and click on the "Investor Relations" section.

Safe-Harbor Statement

This press release contains statements that the Company believes are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements relate to the Company's financial condition, liquidity, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially from the results anticipated or implied by our forward-looking statements include, but are not limited  to increased competitive pressures; changes in the interest rate environment; secondary market conditions for loans and our ability to originate for sale and sell loans in the secondary market; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company's latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission ("SEC") - which are available on our website at www.myprovident.com and on the SEC's website at www.sec.gov. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements whether as a result of new information, future events or otherwise. These risks could cause our actual results for fiscal 2019 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us and could negatively affect our operating and stock price performance.

Contacts:	Craig G. Blunden	Donavon P. Ternes
	Chairman and	President, Chief Operating Officer,
	Chief Executive Officer	and Chief Financial Officer

PROVIDENT FINANCIAL HOLDINGS, INC.
Condensed Consolidated Statements of Financial Condition
(Unaudited –In Thousands, Except Share Information)

	December 31,	September 30,	June 30,	March 31,	December 31,
Assets	2018	2018	2018	2018	2017

Cash and cash equivalents	$67,359	$78,928	$43,301	$50,574	$47,173
Investment securities – held to maturity, at cost	84,990	79,611	87,813	95,724	87,626
Investment securities - available for sale, at fair value	6,563	7,033	7,496	8,002	8,405
Loans held for investment, net of allowance for loan losses of $7,061; $7,155; $7,385; $7,531 and $8,075 respectively; includes $4,995; $4,945; $5,234; $4,996 and $5,157 at fair value, respectively	875,413	877,091	902,685	894,167	885,976
Loans held for sale, at fair value	57,562	78,794	96,298	89,823	96,589
Accrued interest receivable	3,156	3,350	3,212	3,100	3,147
Real estate owned, net	-	524	906	787	621
FHLB – San Francisco stock	8,199	8,199	8,199	8,108	8,108
Premises and equipment, net	8,601	8,779	8,696	8,734	7,816
Prepaid expenses and other assets	15,327	15,171	16,943	17,583	16,670

Total assets	$1,127,170	$1,157,480	$1,175,549	$1,176,602	$1,162,131

Liabilities and Stockholders' Equity
Liabilities:
Non interest-bearing deposits	$78,866	$87,250	$86,174	$87,520	$77,144
Interest-bearing deposits	794,018	814,862	821,424	834,979	830,644
Total deposits	872,884	902,112	907,598	922,499	907,788
Borrowings	111,135	111,149	126,163	111,176	111,189
Accounts payable, accrued interest and other liabilities	20,474	22,539	21,331	22,327	22,454
Total liabilities	1,004,493	1,035,800	1,055,092	1,056,002	1,041,431

Stockholders' equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)
	-	-	-	-	-
Common stock, $.01 par value (40,000,000 shares authorized; 18,053,115; 18,048,115; 18,033,115; 18,033,115 and 17,976, 615 shares issued, respectively; 7,506,855; 7,500,860; 7,421,426; 7,460,804 and 7,474,776 shares outstanding, respectively)

	181	181	181	180	180
Additional paid-in capital	95,913	95,795	94,957	94,719	94,011
Retained earnings	192,306	191,399	190,616	190,301	189,610
Treasury stock at cost (10,546,260; 10,547,255; 10,611,689; 10,572,311 and 10,501,839 shares, respectively)
	(165,892)	(165,884)	(165,507)	(164,786)	(163,311)
Accumulated other comprehensive income, net of tax	169	189	210	186	210

Total stockholders' equity	122,677	121,680	120,457	120,600	120,700
Total liabilities and stockholders' equity	$1,127,170	$1,157,480	$1,175,549	$1,176,602	$1,162,131

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Operations (Unaudited - In Thousands, Except Earnings Per Share)

	Quarter Ended December 31,		Six Months Ended December 31,

	2018	2017	2018	2017
Interest income:
Loans receivable, net	$ 10,331	$ 9,735	$ 20,505	$ 19,892
Investment securities	444	319	789	576
FHLB – San Francisco stock	278	143	421	284
Interest-earning deposits	387	168	725	358
Total interest income	11,440	10,365	22,440	21,110

Interest expense:
Checking and money market deposits	117	112	225	215
Savings deposits	147	149	298	298
Time deposits	630	625	1,251	1,264
Borrowings	715	728	1,478	1,464
Total interest expense	1,609	1,614	3,252	3,241

Net interest income	9,831	8,751	19,188	17,869
(Recovery) provision for loan losses	(217)	(11)	(454)	158
Net interest income, after (recovery) provision for loan losses	10,048	8,762	19,642	17,711

Non-interest income:
Loan servicing and other fees	277	317	601	680
Gain on sale of loans, net	2,263	4,317	5,395	9,164
Deposit account fees	509	536	1,014	1,094
Loss on sale and operations of real estate owned acquired in the settlement of loans	(7)	(22)	(6)	(62)
Card and processing fees	392	373	790	754
Other	161	220	350	463
Total non-interest income	3,595	5,741	8,144	12,093

Non-interest expense:
Salaries and employee benefits	7,211	8,633	15,461	17,902
Premises and occupancy	1,274	1,260	2,619	2,574
Equipment	495	375	916	737
Professional expenses	411	521	858	1,041
Sales and marketing expenses	253	301	422	504
Deposit insurance premiums and regulatory assessments	172	218	337	402
Other	1,059	1,905	1,966	5,787
Total non-interest expense	10,875	13,213	22,579	28,947

Income before taxes	2,768	1,290	5,207	857
Provision for income taxes	810	2,067	1,426	1,859
Net income (loss)	$ 1,958	$ (777)	$ 3,781	$ (1,002)

Basic earnings (loss) per share	$ 0.26	$ (0.10)	$ 0.51	$ (0.13)
Diluted earnings (loss) per share	$ 0.26	$ (0.10)	$ 0.50	$ (0.13)
Cash dividends per share	$ 0.14	$ 0.14	$ 0.28	$ 0.28

PROVIDENT FINANCIAL HOLDINGS, INC.
Condensed Consolidated Statements of Operations – Sequential Quarters
(Unaudited – In Thousands, Except Share Information)

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2018	2018	2018	2018	2017
Interest income:
Loans receivable, net	$10,331	$10,174	$10,191	$9,933	$9,735
Investment securities	444	345	386	382	319
FHLB – San Francisco stock	278	143	140	144	143
Interest-earning deposits	387	338	193	233	168
Total interest income	11,440	11,000	10,910	10,692	10,365

Interest expense:
Checking and money market deposits	117	108	96	96	112
Savings deposits	147	151	150	147	149
Time deposits	630	621	616	613	625
Borrowings	715	763	741	712	728
Total interest expense	1,609	1,643	1,603	1,568	1,614

Net interest income	9,831	9,357	9,307	9,124	8,751
Recovery from the allowance for loan losses	(217)	(237)	(189)	(505)	(11)
Net interest income, after recovery from the allowance for loan losses	10,048	9,594	9,496	9,629	8,762

Non-interest income:
Loan servicing and other fees	277	324	402	493	317
Gain on sale of loans, net	2,263	3,132	3,041	3,597	4,317
Deposit account fees	509	505	496	529	536
(Loss) gain on sale and operations of real estate owned acquired in the settlement of loans, net	(7)	1	(5)	(19)	(22)
Card and processing fees	392	398	415	372	373
Other	161	189	243	238	220
Total non-interest income	3,595	4,549	4,592	5,210	5,741

Non-interest expense:
Salaries and employee benefits	7,211	8,250	8,111	8,808	8,633
Premises and occupancy	1,274	1,345	1,305	1,255	1,260
Equipment	495	421	397	442	375
Professional expenses	411	447	471	400	521
Sales and marketing expenses	253	169	322	213	301
Deposit insurance premiums and regulatory assessments	172	165	158	189	218
Other	1,059	907	1,054	1,132	1,905
Total non-interest expense	10,875	11,704	11,818	12,439	13,213

Income before taxes	2,768	2,439	2,270	2,400	1,290
Provision for income taxes	810	616	870	667	2,067
Net income (loss)	$1,958	$1,823	$1,400	$1,733	$(777)

Basic earnings (loss) per share	$0.26	$0.25	$0.19	$0.23	$(0.10)
Diluted earnings (loss) per share	$0.26	$0.24	$0.18	$0.23	$(0.10)
Cash dividends per share	$0.14	$0.14	$0.14	$0.14	$0.14

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands, Except Share Information )

	Quarter Ended December 31,		Six Months Ended December 31,
	2018	2017	2018	2017
SELECTED FINANCIAL RATIOS:
Return (loss) on average assets	0.69%	(0.27)%	0.66%	(0.17)%
Return (loss) on average stockholders' equity	6.42%	(2.50)%	6.22%	(1.59)%
Stockholders' equity to total assets	10.88%	10.39%	10.88%	10.39%
Net interest spread	3.48%	3.02%	3.36%	3.07%
Net interest margin	3.54%	3.08%	3.42%	3.12%
Efficiency ratio	81.00%	91.17%	82.61%	96.61%
Average interest-earning assets to average
interest-bearing liabilities	110.98%	110.76%	110.92%	110.85%

SELECTED FINANCIAL DATA:
Basic earnings per share	$ 0.26	$ (0.10)	$ 0.51	$ (0.13)
Diluted earnings per share	$ 0.26	$ (0.10)	$ 0.50	$ (0.13)
Book value per share	$ 16.34	$ 16.15	$ 16.34	$ 16.15
Shares used for basic EPS computation	7,506,106	7,565,950	7,468,537	7,630,054
Shares used for diluted EPS computation	7,601,759	7,565,950	7,579,414	7,630,054
Total shares issued and outstanding	7,506,855	7,474,776	7,506,855	7,474,776

LOANS ORIGINATED FOR SALE:
Retail originations	$ 87,913	$ 183,787	$ 215,046	$ 397,088
Wholesale originations	58,504	148,077	127,692	327,068
Total loans originated for sale	$ 146,417	$ 331,864	$ 342,738	$ 724,156

LOANS SOLD:
Servicing released	$ 165,484	$ 351,720	$ 376,534	$ 725,183
Servicing retained	2,026	9,660	2,784	17,248
Total loans sold	$ 167,510	$ 361,380	$ 379,318	$ 742,431

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands, Except Share Information )

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	12/31/18	09/30/18	06/30/18	03/31/18	12/31/17
SELECTED FINANCIAL RATIOS:
Return (loss) on average assets	0.69%	0.63%	0.48%	0.59%	(0.27)%
Return (loss) on average stockholders' equity	6.42%	6.03%	4.65%	5.76%	(2.50)%
Stockholders' equity to total assets	10.88%	10.51%	10.25%	10.25%	10.39%
Net interest spread	3.48%	3.24%	3.21%	3.16%	3.02%
Net interest margin	3.54%	3.30%	3.28%	3.23%	3.08%
Efficiency ratio	81.00%	84.17%	85.03%	86.78%	91.17%
Average interest-earning assets to average interest-bearing liabilities	110.98%	110.86%	110.53%	110.37%	110.76%

SELECTED FINANCIAL DATA:
Basic earnings (loss) per share	$ 0.26	$ 0.25	$ 0.19	$ 0.23	$ (0.10)
Diluted earnings (loss) per share	$ 0.26	$ 0.24	$ 0.18	$ 0.23	$ (0.10)
Book value per share	$ 16.34	$ 16.22	$ 16.23	$ 16.16	$ 16.15
Average shares used for basic EPS	7,506,106	7,430,967	7,448,037	7,457,275	7,565,950
Average shares used for diluted EPS	7,601,759	7,557,068	7,594,698	7,616,255	7,565,950
Total shares issued and outstanding	7,506,855	7,500,860	7,421,426	7,460,804	7,474,776

LOANS ORIGINATED FOR SALE:
Retail originations	$ 87,913	$ 127,133	$ 152,600	$ 129,816	$ 183,787
Wholesale originations	58,504	69,188	89,047	90,377	148,077
Total loans originated for sale	$ 146,417	$ 196,321	$ 241,647	$ 220,193	$ 331,864

LOANS SOLD:
Servicing released	$ 165,484	$ 211,050	$ 228,903	$ 220,532	$ 351,720
Servicing retained	2,026	758	4,992	5,326	9,660
Total loans sold	$ 167,510	$ 211,808	$ 233,895	$ 225,858	$ 361,380

	As of	As of	As of	As of	As of
	12/31/18	09/30/18	06/30/18	03/31/18	12/31/17
ASSET QUALITY RATIOS AND DELINQUENT LOANS:
Recourse reserve for loans sold	$ 250	$ 250	$ 283	$ 283	$ 283
Allowance for loan losses	$ 7,061	$ 7,155	$ 7,385	$ 7,531	$ 8,075
Non-performing loans to loans held for investment, net	0.69%	0.78%	0.67%	0.76%	0.90%
Non-performing assets to total assets	0.54%	0.64%	0.59%	0.64%	0.74%
Allowance for loan losses to gross loans held
for investment	0.80%	0.81%	0.81%	0.84%	0.90%
Net loan (recoveries) charge-offs to average loans receivable (annualized)	(0.05)%	- %	(0.02)%	0.02%	(0.01)%
Non-performing loans	$ 6,062	$ 6,862	$ 6,057	$ 6,766	$ 7,985
Loans 30 to 89 days delinquent	$ 2	$ -	$ 805	$ 160	$ 1,537

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands)
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	12/31/18	09/30/18	06/30/18	03/31/18	12/31/17
Recourse recovery for loans sold	$ -	$ (33)	$ -	$ -	$ (22)
Recovery from the allowance for loan losses	$ (217)	$ (237)	$ (189)	$ (550)	$ (11)
Net loan (recoveries) charge-offs	$ (123)	$ (7)	$ (43)	$ 39	$ (23)

	As of	As of	As of	As of	As of
	12/31/18	09/30/18	06/30/18	03/31/18	12/31/17
REGULATORY CAPITAL RATIOS (BANK):
Tier 1 leverage ratio	9.96%	9.59%	9.96%	9.83%	9.59%
Common equity tier 1 capital ratio	17.17%	16.62%	16.81%	16.72%	16.44%
Tier 1 risk-based capital ratio	17.17%	16.62%	16.81%	16.72%	16.44%
Total risk-based capital ratio	18.26%	17.71%	17.90%	17.84%	17.65%

REGULATORY CAPITAL RATIOS (COMPANY):
Tier 1 leverage ratio	10.72%	10.44%	10.29%	10.33%	10.28%
Common equity tier 1 capital ratio	18.48%	18.09%	17.37%	17.56%	17.62%
Tier 1 risk-based capital ratio	18.48%	18.09%	17.37%	17.56%	17.62%
Total risk-based capital ratio	19.57%	19.18%	18.46%	18.68%	18.83%

	As of December 31,
	2018		2017
	Balance	Rate(1)	Balance	Rate(1)
INVESTMENT SECURITIES:
Held to maturity:
Certificates of deposit	$ 600	2.32%	$ 600	1.42%
U.S. SBA securities	2,939	2.60	-	-
U.S. government sponsored enterprise MBS	81,451	2.51	87,026	2.00
Total investment securities held to maturity	$ 84,990	2.51%	$ 87,626	2.00%

Available for sale (at fair value):
U.S. government agency MBS	$ 3,942	3.49%	$ 4,859	2.52%
U.S. government sponsored enterprise MBS	2,311	4.28	3,127	3.27
Private issue collateralized mortgage obligations	310	3.95	419	3.00
Total investment securities available for sale	$ 6,563	3.79%	$ 8,405	2.82%

Total investment securities	$ 91,553	2.60%	$ 96,031	2.07%

(1) The interest rate described in the rate column is the weighted-average interest rate or yield of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands)
	As of December 31,
	2018		2017
	Balance	Rate(1)	Balance	Rate(1)
LOANS HELD FOR INVESTMENT:
Held to maturity:
Single-family (1 to 4 units)	$ 312,499	4.48%	$ 313,837	4.11%
Multi-family (5 or more units)	447,033	4.29	463,786	4.10
Commercial real estate	112,830	4.83	103,366	4.64
Construction	3,986	7.37	7,072	6.42
Other	167	6.50	-	-
Commercial business	455	6.45	478	6.10
Consumer	103	15.05	144	13.82
Total loans held for investment	877,073	4.44%	888,683	4.18%

Advance payments of escrows	95		46
Deferred loan costs, net	5,306		5,322
Allowance for loan losses	(7,061)		(8,075)
Total loans held for investment, net	$ 875,413		$ 885,976

Purchased loans serviced by others included above	$ 17,247	3.36%	$ 21,129	3.32%

(1) The interest rate described in the rate column is the weighted-average interest rate or yield of all instruments, which are included in the balance of the respective line item.
	As of December 31,
	2018		2017
	Balance	Rate(1)	Balance	Rate(1)
DEPOSITS:
Checking accounts – non interest-bearing	$ 78,866	-%	$ 77,144	-%
Checking accounts – interest-bearing	256,549	0.12	256,363	0.11
Savings accounts	277,145	0.21	292,420	0.20
Money market accounts	36,627	0.28	34,724	0.27
Time deposits	223,697	1.12	247,137	1.00
Total deposits	$ 872,884	0.40%	$ 907,788	0.38%

BORROWINGS:
Overnight	$ -	-%	$ -	-%
Three months or less	-	-	10,000	3.01
Over three to six months	10,000	1.53	-	-
Over six months to one year	-	-	-	-
Over one year to two years	10,000	3.92	10,000	1.53
Over two years to three years	21,135	2.81	10,000	3.92
Over three years to four years	10,000	2.20	21,189	2.82
Over four years to five years	20,000	2.00	10,000	2.20
Over five years	40,000	2.60	50,000	2.36
Total borrowings	$111,135	2.52%	$111,189	2.56%

(1) The interest rate described in the rate column is the weighted-average interest rate or cost of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands)

	Quarter Ended		Quarter Ended
	December 31, 2018		December 31, 2017
	Balance	Rate(1)	Balance	Rate(1)

SELECTED AVERAGE BALANCE SHEETS:
Loans receivable, net (2)	$941,192	4.39%	$990,906	3.93%
Investment securities	93,468	1.90%	88,588	1.44%
FHLB – San Francisco stock	8,199	13.56%	8,108	7.05%
Interest-earning deposits	67,760	2.23%	50,725	1.30%
Total interest-earning assets	$1,110,619	4.12%	$1,138,327	3.64%
Total assets	$1,142,302		$1,171,825

Deposits	$889,557	0.40%	$916,210	0.38%
Borrowings	111,141	2.55%	111,521	2.59%
Total interest-bearing liabilities	$1,000,698	0.64%	$1,027,731	0.62%
Total stockholders' equity	$122,017		$124,162

(1) The interest rate described in the rate column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.
(2) Includes loans held for investment and loans held for sale at fair value, net of the allowance for loan losses.

	Six Months Ended		Six Months Ended
	December 31, 2018		December 31, 2017
	Balance	Rate(1)	Balance	Rate(1)

SELECTED AVERAGE BALANCE SHEETS:
Loans receivable, net (2)	$954,148	4.30%	$999,242	3.98%
Investment securities	92,384	1.71%	82,029	1.40%
FHLB – San Francisco stock	8,199	10.27%	8,108	7.01%
Interest-earning deposits	67,552	2.10%	55,085	1.27%
Total interest-earning assets	$1,122,283	4.00%	$1,144,464	3.69%
Total assets	$1,153,265		$1,176,978

Deposits	$896,217	0.39%	$919,628	0.38%
Borrowings	115,577	2.54%	112,834	2.57%
Total interest-bearing liabilities	$1,011,794	0.64%	$1,032,462	0.62%
Total stockholders' equity	$121,511		$126,108

(1) The interest rate described in the rate column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.
(2) Includes loans held for investment and loans held for sale at fair value, net of the allowance for loan losses.

PROVIDENT FINANCIAL HOLDINGS, INC. Asset Quality (1) (Unaudited – Dollars in Thousands)
	As of	As of	As of	As of	As of
	12/31/18	09/30/18	06/30/18	03/31/18	12/31/17
Loans on non-accrual status (excluding restructured loans):
Mortgage loans:
Single-family	$ 2,572	$ 2,773	$ 2,665	$ 3,616	$ 4,508
Construction	745	745	-	-	-
Total	3,317	3,518	2,665	3,616	4,508

Accruing loans past due 90 days or more:	-	-	-	-	-
Total	-	-	-	-	-

Restructured loans on non-accrual status:
Mortgage loans:
Single-family	2,698	3,280	3,328	3,092	3,416
Commercial business loans	47	64	64	58	61
Total	2,745	3,344	3,392	3,150	3,477

Total non-performing loans	6,062	6,862	6,057	6,766	7,985

Real estate owned, net	-	524	906	787	621
Total non-performing assets	$ 6,062	$ 7,386	$ 6,963	$ 7,553	$ 8,606

(1)	The non-performing loans balances are net of individually evaluated or collectively evaluated allowances, specifically attached to the individual loans and include fair value credit adjustments.